Exhibit 99.1

Glacier Bancorp, Inc. Issues $30.0 Million of Trust Preferred Securities

          KALISPELL, Mont., Aug. 22 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc. (Nasdaq: GBCI), announced today that it has completed the sale of trust preferred securities in the aggregate amount of $30.0 million.  The securities were issued by an unconsolidated special purpose business trust formed by Glacier and were sold in a pooled offering.

          The trust preferred securities have a fixed rate of interest, set at 7.235%, for five years, after which the rate converts to a floating rate of interest that will be reset quarterly, equal to 3-month LIBOR plus 1.57%.

          Glacier intends to use the proceeds from the sale of the securities to fund a portion of the acquisitions of Citizens Development Company, Billings, Montana and First National Bank of Morgan, Morgan, Utah and for general corporate purposes.

          This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state.

          Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, all located in Montana, Mountain West Bank located in Idaho with two branches in Utah and two in Washington, 1st Bank, Evanston, Wyoming, and Citizens Community Bank, Pocatello, Idaho.

          Statements contained in this news release that are not historical fact are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a large number of factors.  Factors that may cause a difference include, but are not limited to, changes in interest rates, economic conditions, deposit and loan growth, real estate values, loan loss provisions, competition, customer retention and changes in legislation and regulation.  Glacier assumes no obligation for updating any such forward-looking statements at any time.

SOURCE  Glacier Bancorp, Inc.
          -0-                                                      08/22/2006
          /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./
          /Web site:  http://www.glacierbancorp.com /
          (GBCI)